ALLIANCE MUNICIPAL TRUST

                Certificate of Designation
                 of the Florida Portfolio


         The undersigned, being a Majority of the Trustees of Alliance Municipal Trust (formerly known as "Alliance Tax-Exempt Reserves"), a Massachusetts trust with transferable shares (the "Trust"), acting pursuant to
Section 6.1 and Section 9.3 of the Agreement and Declaration of Trust of the Trust dated April 16, 1985, as amended to date (the "Declaration"), do hereby establish and designate the Florida Portfolio (the "Florida Portfolio"), as an additional Fund into which the assets of the Trust shall be divided. The beneficial interest in the Florida Portfolio shall be divided into Shares having a nominal or par value of one cent ($.01) per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Florida Portfolio.

         1. The Shares of the Florida Portfolio shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in paragraphs (a) through (k) of
Section 6.2 of the Declaration, and shall otherwise be subject to all the provisions of the Declaration applicable to Shares of the Trust. Without limitation of the foregoing sentence, each Share of the Florida Portfolio shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional share, as to matters on which Shares of the Florida Portfolio shall be entitled to vote, and shall represent a share of the beneficial interest in the assets of the Florida Portfolio, all as provided in the Declaration.

         2. The Trustees shall use their best efforts to ensure that every note, bond, contract, instrument, certificate or undertaking made or issued on account of the Florida Portfolio gives notice that the obligations of such instrument are binding only upon the Fund Assets of the Florida Portfolio, and that any creditor's acceptance or execution of such instrument shall constitute its agreement to look only to the assets and property of the Florida
Portfolio to satisfy the obligations of such instrument.

         3. The Florida Portfolio shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933, as then in effect.

         4. Subject to compliance with the requirements of the 1940 Act, the Trustees shall have authority to provide that holders of Shares of the Florida Portfolio may convert said Shares into Shares of one or more other Funds in accordance with such requirements and procedures as the Trustees may establish.

         5. This Certificate of Designation may be amended in the manner set forth in Section 9.3 of the Declaration with respect to amending the Declaration.

         6. The Trustees hereby ratify and approve nunc pro tunc the Certificate of Designation relating to the Alliance Municipal Trust - Virginia Portfolio dated September 9, 1994 and filed with the Massachusetts Secretary of State and the Boston City Clerk on September 14, 1994.

         7.   Capitalized terms used herein without
definition are used with the same meanings as those assigned to such terms in the Declaration.

         8. This Certificate may be executed in several counterparts, each of which shall be an original and all of which shall constitute one instrument.

         IN WITNESS WHEREOF, we have hereunto set our hands as of the date set forth below.

Dated: June 12, 1995


   /s/ John Winthrop               /s/ Shelbey White


  /s/ Dave H. Williams          __________________________


/s/ Elizabeth J. McCormack      __________________________


  /s/ Sam Y. Cross              __________________________


 /s/ William H. Foulk, Jr.




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